UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2006
COMMERCIAL NET LEASE REALTY, INC.
(exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-11290 (Commission File Number)	56-1431377 (I.R.S. Employment Identification No.)
450 South Orange Avenue, Suite 900, Orlando, Florida 32801
(Address of principal executive offices, including zip code)
(407) 265-7348
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On February 8, 2006, upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors of Commercial Net Lease Realty, Inc. (the “Company”), the Board of Directors of the Company approved the following executive and director compensation:
     2005 Senior Management Bonuses. The Board of Directors approved bonuses for 2005 performance for senior management in the following amounts:

Executive Officer	2005 Bonus
Craig Macnab	$585,000
Kevin B. Habicht	$270,000
Julian E. Whitehurst	$275,500
Dennis E. Tracy	$208,000
The bonuses were paid based on the Company’s funds from operations (“FFO”) per share operating results for 2005.
     2006 Base Salary Increases. The Board of Directors approved base salary increases to the executive officers of the Company of 4%. As a result, for 2006, the base salaries of the Company’s executive officers is as follows:

Executive Officer	2006 Salary
Craig Macnab	$486,720
Kevin B. Habicht	$280,800
Julian E. Whitehurst	$286,520
Dennis E. Tracy	$216,320
     2006 Senior Management Bonus Targets. In addition, the Board of Directors approved senior management bonuses of 50% to 100% of base salary based on the Company’s satisfaction with certain FFO per share targets in 2006 and the individual’s performance. In the event that the highest FFO per share target is met, the Committee will re-evaluate the bonuses to be paid for 2006 performance.
     2006 Chairman of the Board Compensation. The Board of Directors also approved an increase in the annual retainer paid to the Chairman of the Board of Directors to $18,000 for 2006.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Commercial Net Lease Realty, Inc.
Date: February 14, 2006	By:	/s/ Kevin B. Habicht
Kevin B. Habicht
Executive Vice President and Chief Financial Officer